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                              EMPLOYMENT AGREEMENT

         EMPLOYMENT AGREEMENT made and entered into as of the 1st day of October, 1999 by and between PSINet Inc. (the "Company"), a New York corporation with its principal offices at 510 Huntmar Park Drive, Herndon, Virginia, and William L. Schrader (the "Executive").

         WHEREAS, the Executive is currently serving as Chairman of the Board of Directors and Chief Executive Officer of the Company, and the Company desires to secure the continued employment of the Executive in these positions, as his services are deemed essential to the Company's continued success; and

         WHEREAS, the Company wishes to continue to employ the Executive and the Executive is willing to continue to be employed by the Company, all on the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth below, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1.       EMPLOYMENT POSITION.

a) POSITION AND DUTIES. The Company hereby employs the Executive as the Chairman of the Board of Directors and Chief Executive Officer of the Company. This is a corporate officer position and as an officer of the Company the Executive must stand for election by the Company's Board of Directors (the "Board") each year of the Term (as defined in Section 2 hereof). The Executive shall have such powers, duties, authority and responsibilities as are (i) consistent with such positions, (ii) assigned to such offices in the Company's By-laws, and (iii) reasonably assigned to the Executive by the Board. The Executive accepts such employment and agrees to remain in the employ of the Company, and, except during vacations or periods of illness, to provide management services to the Company, as determined by and under the direction of the Board.

b) BOARD SEAT. The Executive shall be a member of the Board, and the Company will cause the Executive to be included in the management slate for election, and will use its best efforts to cause the Executive to be elected, as a Director throughout the Term.

c) LOCATION OF EMPLOYMENT. In connection with the Executive's employment by the Company, the Executive's principal place of employment shall be the greater Washington, D.C. area and he shall not, during the Term, be required permanently to relocate to a principal place of business outside of the greater Washington, D.C. area.

d) FULL TIME BASIS. During the Term, the Executive will, except during vacations, periods of illness, and other absences beyond his reasonable control, devote his best efforts, skill

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and attention to the performance of his duties on behalf of the Company.
Notwithstanding the foregoing, the Executive may serve on corporate, industry, civic or charitable boards or committees (subject to the provisions of Section 6 hereof).

2. TERM OF EMPLOYMENT. The term of the employment under this Agreement shall commence on October 1, 1999, and shall continue for a period of four (4) years (the "Initial Term"); provided, however, that this Agreement shall automatically be extended for additional one-year periods (each, a "Renewal Term"), unless (i) the Company, with the prior approval of the Board, or (ii) the Executive, shall have given notice to the other at least six (6) months prior to the end of the Initial Term or any Renewal Term, as applicable, that this Agreement shall not be extended (the "Non-Renewal Notice"). The Initial Term together with any Renewal Term are referred to herein collectively as the "Term."

3. COMPENSATION.

a) BASE SALARY. The Company shall pay the Executive a base salary at the rate of $750,000 per annum beginning October 1, 1999. Beginning on January 1, 2001 and on January 1st of each succeeding calendar year during the Term, the Executive's base salary shall be increased at a minimum by an amount equal to five percent (5%) of the Executive's then current base salary. The Executive's base salary shall be subject to additional increases at the discretion of the Compensation Committee of the Board (the "Compensation Committee"). The Executive's base salary shall be payable in such installments as the Company regularly pays its other salaried employees, subject to such deductions and withholdings as may be required by law or by further agreement with the Executive.

b) PERFORMANCE BONUS. The Company will pay the Executive a bonus subject to the successful completion of the objectives established for the Executive's performance for each calendar year during the Term. The performance criteria will be issued separately by the Compensation Committee with respect to each calendar year during the Term, and may be changed, as may be mutually agreed upon by the Executive and the Compensation Committee, from time to time, as situations develop. Promptly after signing this Agreement, the Company will pay to the Executive $150,000, which represents 75% of the Executive's target performance bonus for calendar year 1999. The target performance bonus for the balance of calendar year 1999 (pro-rated as required) and for subsequent calendar years during the Term will be $450,000 or such greater amount as may be determined by the Compensation Committee.

c) INCENTIVE STOCK OPTIONS. On October 1, 1999, the Company shall grant the Executive options to purchase 50,000 shares of the Company's common stock (the "Options") pursuant to the Company's Executive Stock Incentive Plan (the "Plan"). Such Options shall be evidenced by an option agreement in such form as is required by the Plan. Among other terms and provisions prescribed by the Plan, the option agreement shall provide, subject to the terms of this Agreement, that (i) the exercise price of the Options shall be the price per share of the Company's common stock as reported by the NASDAQ Stock Market at the close of business on the date of grant (October 1, 1999), (ii) the Options shall not be exercisable after the expiration of ten (10) years from the date such Options are granted, and (iii) the Options shall vest ratably, monthly, over forty-eight (48) months, provided that, for each month's vesting purposes, the

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Executive continues to be employed full time by the Company or one of its subsidiaries during such month (other than in the case of a Termination Event as defined in Section 5(d) hereof).

In addition, on October 1 of each subsequent year of the Term, the Company shall grant the Executive options to purchase an additional 50,000 shares of the Company's common stock pursuant to the Plan or another option plan of the Company, such grant being subject to the terms of this Agreement and (A) the achievement of the performance criteria to be established by the Compensation Committee, (B) the Executive's continued employment at the time of grant (other than in the case of a Termination Event, and (C) the options having an exercise price equal to the closing price per share (as reported by the NASDAQ Stock Market) of the Company's common stock on the date of grant.

d) VESTING OF STOCK OPTIONS. In the event of (i) a Change in Control (as defined in Section 3(e) hereof), (ii) termination of the Executive's employment by the Company or its successor for any reason other than for Cause (as defined in Section 5(b) hereof), (iii) the Company's exercise of its right of non-renewal as provided for in Section 2 hereof, (iv) the Executive's termination of employment for Good Reason (as defined in Section 5(c) hereof), or (v) upon the occasion of the Executive's death or disability during the Term (in all cases, while the Executive is in compliance with the terms of this Agreement), the Company shall (A) immediately vest all of the unvested stock options the Executive has received prior to the Date of Termination (as defined in Section 5(h) hereof), (B) immediately grant and vest all future grants of options to be made pursuant to Section 3(c) hereof (the "Future Options"); and (C) immediately grant and vest any and all options available to the Executive pursuant to the Two-Year Option Payout (as defined in Section 5(d)(7) hereof). Such action shall be taken by the Company as of the date of the Change in Control event, the Date of Termination or the date on which the Company delivered its Non-Renewal Notice (the "Non-Renewal Notice Date"), as applicable. In each case, the options granted pursuant to clauses (B) and (C) above will have an exercise price equal to the closing price per share (as reported by the NASDAQ Stock Market) of the Company's common stock on the date of grant. In the event that the foregoing takes place, subject to shareholder approval, if required, the Company shall provide a loan to the Executive sufficient to allow him (or, in the case of his death or disability, his estate, heirs or legal representatives) to exercise all vested stock options and pay any required taxes to which the Executive may be subjected as a result, with the terms of the loan to be no less favorable than installment free for the duration, interest charged at the applicable rate provided in Section 1274(d) of the Internal Revenue Code of 1986, as amended, with a five (5) year balloon payment for interest and principal.

e) CHANGE IN CONTROL. As used in this Agreement, "Change in Control" shall mean:
(i) the shareholders of the Company approve an agreement for the sale of all or substantially all of the assets of the Company; or (ii) the shareholders of the Company approve a merger or consolidation of the Company with any other corporation (and the Company implements it), other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent more than eighty percent (80%) of the combined voting power of the voting securities of the Company, or such surviving entity, outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in

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which no "person" (as defined below) acquires more than thirty percent (30%)
of the combined voting power of the Company's then-outstanding securities; or
(iii) any "person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than
(1) the Company or (2) any corporation owned, directly or indirectly, by the Company or the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company's then outstanding securities.

4. EMPLOYEE BENEFITS. The Executive shall be provided employee benefits, including (without limitation) 401(k) and related plans, revenue bonus plan participation, four weeks' paid vacation which can accumulate to a maximum of eight (8) weeks, and life, health, accident and disability insurance under the Company's standard plans, policies and programs available to employees in accordance with the provisions of such plans, policies, and programs.

5. TERMINATION.

a) BASIS FOR TERMINATION OTHER THAN FOR GOOD REASON. The Executive's employment with the Company may be terminated by the Company at any time for Cause. In the event of a termination for Cause, all salary and benefits otherwise payable to the Executive shall cease immediately upon such termination. Termination by the Company or its successors in interest for any reason other than Cause shall constitute a breach of this Agreement and, notwithstanding any such breach or any dispute concerning Cause, the Company shall make the Termination Payments to the Executive pursuant to Section 5(d) hereof. In addition, the Executive may terminate his employment at any time without Good Reason, provided that the Executive shall have given the Company at least thirty (30) days' (but not more than ninety (90) days') prior written notice of such termination. In the event of termination by the Executive without Good Reason, the Executive's salary and benefits shall continue during the notice period specified by the Executive and shall cease thereafter. The Executive or the Company may exercise their right of non-renewal by delivering a Non-Renewal Notice. In the event the Executive delivers a Non-Renewal Notice, the Executive's salary and benefits shall continue until the expiration of the Term. In the event the Company delivers a Non-Renewal Notice, the Company shall make the Termination Payments to the Executive pursuant to Section 5(d) hereof.

b) DEFINITION OF CAUSE. The Company shall have Cause for termination of the Executive's employment by reason of (i) any breach by the Executive of his agreement not to compete pursuant to Section 6 hereof, (ii) the Executive committing an act in contravention of action taken by the Board which materially and adversely affects the Company and which constitutes willful misconduct on his part, (iii) the Executive's conviction of the commission of a felony which, at the time of commission, has a material adverse effect on the Company, (iv) the Executive's voluntary resignation without Good Reason and without having given the Company at least thirty (30) days' prior written notice, or (v) any material breach by the Executive of this Agreement which is not cured within thirty (30) days after notice is given to the Executive in accordance with this Agreement.

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c) DEFINITION OF GOOD REASON TERMINATION. The Executive may terminate his employment at any time for Good Reason. For purposes of this Agreement, Good Reason shall mean any of the following taking place during the Term:

         (i) the diminution or change, without the Executive's written consent, of his positions, authority, duties or responsibilities as indicated in
         Section 1(a) hereof;

         (ii) the Executive not being elected to, or being removed from, the Board or, without his consent, any committee thereof;

         (iii) the Company requiring the Executive, without his written consent, to be based at any office or location or to relocate to any location other than the Company's headquarters which shall be located in the Washington, D.C. area;

         (iv) any Change in Control where, regardless of whether the Company is the surviving entity, the Executive is not elected as, or chooses not to serve as (in his sole and absolute discretion), the Chief Executive Officer of such surviving entity; or

         (v) any material breach by the Company of this Agreement which is not cured within thirty (30) days after notice is given to the Company in accordance with this Agreement.

d) TERMINATION PAYMENTS. In the event (i) the Company exercises its right of non-renewal as provided in Section 2 hereof, or (ii) the Executive's employment is terminated (A) by the Executive for Good Reason, (B) by the Company for any reason other than for Cause or (C) due to the Executive's death or disability (each of the circumstances in (i) and (ii) of this Section 5(d) being known as a "Termination Event"), the Company shall pay and give to the Executive (or, in the case of his death, his estate, heirs or legal representatives) the following (collectively, the "Termination Payments"), to be paid or given, with respect to all items other than the items in clause (3) below, within thirty (30) days of the Date of Termination (except with respect to items 6 and 7 below which will be granted and given in accordance with Section 3(d) hereof):

     (1)      a lump sum representing the Executive's base salary as provided in
              Section 3(a) hereof, giving effect to all annual increases thereto provided for in Section 3(a) hereof, for the longer of (y) the remainder of the Term or (z) two (2) years after the Date of Termination (and assuming for purposes of this clause that such two (2) year period, if applicable, is included in the definition of "Term" for purposes of calculating any amounts due hereunder (the "Two-Year Application")), plus all other accrued and unpaid amounts due to the Executive as of the Date of Termination (including, without limitation, accrued vacation pay and reimbursement of business expenses);

     (2) all annual bonus amounts, as provided for in Section 3(b) hereof, calculated on the assumption that all performance criteria objectives would have been exceeded, such that the Executive would receive the maximum bonus established by the Compensation Committee to which the Executive would have been entitled had he

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              remained employed by the Company for the longer of (y) the remainder of the Term or (z) two (2) years after the Date of Termination (assuming for purposes of this clause the Two-Year Application);

     (3) continuation of all life insurance and health benefits, disability insurance and benefits and reimbursement theretofore being provided to the Executive and/or his family, or such other more favorable benefits applicable to any senior executive officer of the Company, to which the Executive would have been entitled had he remained employed by the Company for the longer of (y) the remainder of the Term or (z) two (2) years after the Date of Termination (assuming for purposes of this clause the Two-Year Application);

     (4)      to the extent the continuation of any such benefit under clause
              (3) is not possible under applicable law, and for all other fringe benefits theretofore being provided to the Executive and/or his family not included in clause (3), or other more favorable fringe benefits applicable to any senior executive officer of the Company, a lump sum equal to the cost to the Executive of replacing all such benefits to which he would have been entitled had he remained employed by the Company for the longer of (y) the remainder of the Term or (z) two (2) years after the Date of Termination (assuming for purposes of this clause the Two-Year Application);

     (5) Company contributions, to the extent permitted by applicable law, to a SEP-IRA, Keogh or other retirement mechanism reasonably selected by the Executive sufficient to provide the same level of retirement benefits the Executive would have received if he had remained employed by the Company for the longer of (y) the remainder of the Term or (z) two (2) years after the Date of Termination (assuming for purposes of this clause the Two-Year Application); provided, however, that the Company shall make up the difference in cash payments directly to the Executive to the extent that applicable law would not permit it to make such contributions;

     (6) the vested options provided in Section 3(d) (including without limitation all Future Options);

     (7) in the event the Date of Termination is after October 1, 2001, an immediate, vested grant of options pursuant to the Plan or another option plan of the Company (the "Two-Year Option Payout") to purchase (y) 100,000 shares of the Company's common stock less (z) any shares issuable upon exercise of any previously ungranted options that would otherwise be required to be accelerated under the provisions of Section 3(d)(B) hereof; and

     (8) the Company will vest, no later than the Date of Termination, all other equity-based awards the Executive has or would have received during the Term (assuming for purposes of this clause the Two-Year Application).

e) TAX PROVISIONS. In the event that any payments under this Agreement or any other compensation, benefit or other amount from the Company for the benefit of the Executive are


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subject to the tax imposed by Section 4999 of the Internal Revenue Code of
1986, as amended (the "Code") (including any applicable interest and penalties, the "Excise Tax"), no such payment ("Parachute Payment") shall be reduced (except for required tax withholdings) and the Company shall pay to the Executive by the earlier of the date such Excise Tax is withheld from payments made to the Executive or the date such Excise Tax becomes due and payable by the Executive, an additional amount (the "Gross-Up Payment") such that the net amount retained by the Executive (after deduction of any Excise Tax on the Parachute Payments, taxes based upon the Tax Rate (as defined below) upon the payment provided for by this Section 5(e) and Excise Tax upon the payment provided for by this Section 5(e)), shall be equal to the amount the Executive would have received if no Excise Tax had been imposed. A Tax counsel chosen by the Company's independent auditors, provided such person is reasonably acceptable to the Executive ("Tax Counsel"), shall determine in good faith whether any of the Parachute Payments are subject to the Excise Tax and the amount of any Excise Tax, and Tax Counsel shall promptly notify the Executive of its determination. The Company and the Executive shall file all tax returns and reports regarding such Parachute Payments in a manner consistent with the Company's reasonable good faith determination. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay taxes at the Tax Rate applicable at the time of the Gross-Up Payment. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time a Parachute Payment is made, the Executive shall repay to the Company promptly following the date that the amount of such reduction in Excise Tax is finally determined the portion of the Gross-Up Payment attributable to such reduction (without interest). In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time a Parachute Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall pay the Executive an additional amount with respect to the Gross-Up Payment in respect of such excess (plus any interest or penalties payable in respect of such excess) at the time that the amount of such excess is finally determined. The Company shall reimburse the Executive for all reasonable fees, expenses, and costs related to determining the reasonableness of any Company position in connection with this paragraph and preparation of any tax return or other filing that is affected by any matter addressed in this paragraph, and any audit, litigation or other proceeding that is affected by any matter addressed in this Section 5(e) and an amount equal to the tax on such amounts at the Executive's Tax Rate. For the purposes of the foregoing, "Tax Rate" means the Executive's effective tax rate based upon the combined federal and state and local income, earnings, Medicare and any other tax rates applicable to the Executive, all at the highest marginal rate of taxation in the country and state of the Executive's residence on the date of determination, net of the reduction in federal income taxes which could be obtained by deduction of such state and local taxes.

f) PAYMENTS TO BE MADE DESPITE DISPUTES. The Company shall make all payments to the Executive provided for under this Section 5 notwithstanding any dispute which may exist between the Executive and the Company as to whether termination of employment was for Good Reason or was with or without Cause or was with regard to the Company's delivery of its Non-Renewal Notice; provided, however, that Executive agrees to repay to the Company (without interest) any amounts paid to the extent that a court of competent jurisdiction enters a final, non-appealable order that the Executive is not entitled to any such amounts.

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(g) NOTICE OF TERMINATION. Any termination of the Executive's employment during the Term by the Company for any reason, or by the Executive for Good Reason, or by the Executive without Good Reason shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 15 of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, and (iii) if applicable, specifies a termination date (which date shall not be more than ninety (90) days after the date of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company, as applicable, from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder. Any delivery of a Non-Renewal Notice shall be given in accordance with Section 15 of this Agreement as well as
Section 2 of this Agreement.

(h) DATE OF TERMINATION. For purposes of this Agreement, "Date of Termination" means (i) if the Executive's employment is terminated by reason of death, the date of death; (ii) if the Executive's employment is terminated under any other circumstances, the date of receipt of the Notice of Termination by the party being so notified or any later date specified therein; provided, however, that the specified date shall not be more than ninety (90) days after the date of such notice; and (iii) if the Company or the Executive delivers a Non-Renewal Notice, the date that is the end of the Term. For purposes of this Agreement, the Executive will be deemed to be employed through the end of the calendar day on the Date of Termination.

6. AGREEMENT NOT TO COMPETE.

a) In consideration of the Executive's employment pursuant to this Agreement and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Executive covenants and agrees with the Company that, during the Term, he shall not, without the prior written consent of the Company, either for himself or for any other person, firm or corporation, manage, operate, control, participate in the management, operation or control of or be employed by any other person or entity which is engaged in providing Internet-related network or communications services competitive with the Internet-related network or communication services offered to customers by the Company; provided, however, that this Section 6(a) shall not prohibit the Executive from serving on boards of directors of such other companies as may be approved from time to time by the Board. This non-compete provision shall terminate immediately upon the Date of Termination.

b) The Company will notify the Executive in writing if it becomes aware of any breach or threatened breach of any of the provisions in Section 6(a) hereof, and the Executive shall have thirty (30) days after receipt of such notice in which to cure or prevent the breach, to the extent that he is able to do so. The Executive and the Company acknowledge that any breach or threatened breach by him of any of the provisions in Section 6(a) hereof cannot be remedied by the recovery of damages, and agree that in the event of any such breach


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or threatened breach which is not cured with such thirty (30) day period, the
Company may pursue injunctive relief for any such breach or threatened breach.

7. INTELLECTUAL PROPERTY; OWNERSHIP OF WORK PRODUCT. All copyrights, patents, trade secrets, or other intellectual property rights associated with any ideas, concepts, techniques, inventions, processes, or works of authorship developed or created by the Executive during the course of performing the Company's work (collectively the "Work Product") shall belong exclusively to the Company and shall, to the extent possible, be considered a work made for hire for the Company within the meaning of Title 17 of the United States Code. The Executive hereby automatically assigns, and shall assign at the time of creation of the Work Product, without any requirement of further consideration, any right, title, or interest he may have in such Work Product, including any copyrights or other intellectual property rights pertaining thereto. Upon request of the Company, the Executive shall take such further actions, including execution and delivery of instruments of conveyance, as may be appropriate to give full and proper effect to such assignment.

8. TRANSFERABILITY.

a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

b) This Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns.

c) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, share exchange or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume in writing and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as defined herein and any successor to its businesses and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law, or otherwise. A failure of the Company to cause a successor to assume this Agreement in any such transaction shall be a breach of this Agreement by the Company.

9. NONEXCLUSIVITY OF RIGHTS. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, plan, program, policy or practice provided by the Company and for which the Executive may qualify (except with respect to any benefit to which the Executive has waived his rights in writing), nor shall anything herein limit or otherwise affect such rights as the Executive may have under any other contract or agreement entered into after the date of this Agreement with the Company. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any benefit, plan, policy, practice or program of, or any contract or agreement entered into with, the Company shall be payable in accordance with such benefit, plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

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10. FULL SETTLEMENT; MITIGATION. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts (including amounts for damages for breach) payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Executive obtains other employment. If there occurs a dispute between the Executive and the Company as to the interpretation, terms, validity or enforceability of this Agreement (including any dispute about the amount of any payment pursuant to this Agreement), the Company agrees to pay all legal fees and expenses which the Executive may reasonably incur as a result of any such dispute, promptly after receipt of invoices for such fees and expenses.

11. NO WAIVER. The Executive's or the Company's failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate his employment for Good Reason pursuant to Section 5(c) hereof, or the right of the Company to terminate the Executive's employment for Cause pursuant to Section 5(a) hereof, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

12. SEVERABILITY. The provisions of this Agreement will be deemed severable, and if any part of any provision is held to be illegal, void, voidable, invalid, nonbinding, or unenforceable in its entirety or partially or as to any party, for any reason, such provision may be changed, consistent with the intent of the parties hereto, to the extent reasonably necessary to make the provision, as so changed, legal, valid, binding, and enforceable. If any provision of this Agreement is held to be illegal, void, voidable, invalid, nonbinding, or unenforceable in its entirety or partially or as to any party, for any reason, and if such provision cannot be changed consistent with the intent of the parties hereto to make it fully legal, valid, binding, and enforceable, then such provision will be stricken from this Agreement, and the remaining provisions of this Agreement will not in any way be affected or impaired, but will remain in full force and effect.

13. PRIOR AGREEMENTS. This Agreement supersedes and replaces any prior or contemporaneous agreements, negotiations, correspondence, undertakings and communications of the Executive, the Company or any predecessor or subsidiary thereof with respect to employment of the Executive.

14. AMENDMENTS. This Agreement may not be amended, modified, repealed, waived or discharged except by an agreement in writing signed by the party against whom enforcement of such amendment, modification, repeal, waiver or discharge is sought. No person, other than pursuant to a resolution adopted by three-quarters vote of the entire Board shall have authority on behalf of the Company to agree to amend, modify, repeal, waive or discharge any provision of this Agreement or anything in reference thereto. For purposes of this Section 14, the Executive



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shall not be counted for purposes of such vote, but shall be counted for determining the number of Directors constituting the entire Board.

15. NOTICES. All notices required to be given or which may be given under this Agreement shall be in writing delivered in accordance with one or more of the following and shall be deemed received upon the earlier of (i) when it is personally delivered to the party, (ii) three (3) days after having been mailed by certified mail, postage prepaid, return receipt requested, or (iii) two (2) days after having been sent via overnight delivery by a recognized overnight delivery service, in each case addressed to the party intended to be notified at the address of such party as set forth in the records of the Company or such other address as such party may designate in writing to the other.

16. GOVERNING LAW. THIS AGREEMENT SHALL BE SUBJECT TO, GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS PRINCIPLES OF CONFLICTS OF LAW.

17. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall be one and the same instrument.

                                   * * *



















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         IN WITNESS WHEREOF, the Executive and, pursuant to due authorization from its Board of Directors, the Company have caused this Agreement to be executed as of the day and year first above written.

PSINET INC.

By:      /s/ Harold S. Wills
         ------------------------------
         Name:  Harold S. Wills
         Title: President and Chief Operating Officer

EXECUTIVE

/s/ William L. Schrader
------------------------------------
William L. Schrader















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